EXHIBIT 99.1

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO
ITEM 8.A.4 OF FORM 20-F

In connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) by Sunity Online Entertainment Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), relating to the initial public offering of the Company’s ordinary shares, the Company hereby requests that the Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F that the Company have audited financial statements of a date not older than twelve months at the time the Registration Statement is filed with the Commission.  In connection with this request, the Company represents to the Commission that:

1.
The Company is not required by any jurisdiction outside of the United States to have audited financial statements of a date not older than twelve months from the date of filing its Registration Statement.

2.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

3.	At the time its Registration Statement is declared effective, the Company will have audited financial statements not older than fifteen months.

4.
If the Registration Statement is not declared effective until after June 30, 2010, the Company will amend its Registration Statement to include audited financial statements of the Company for the year ended March 31, 2010.

SUNITY ONLINE ENTERTAINMENT LIMITED
By:	/s/ Fan Zhang
Name: Fan Zhang Title: Chief Executive Officer